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                                                                    EXHIBIT 99.2


September 18, 2002 - Plastipak Holdings, Inc. announced today the offering of $50 million principal amount of its 10.75% Senior Notes due 2011. The Senior Notes will be issued on September 25, 2002 at a price of 106.50%. The Senior Notes, together with the $275.0 million principal amount of outstanding 10.75% Senior Notes due 2011 that Plastipak issued last year, will be treated as a single class for all purposes under the indenture for the outstanding notes.

The net proceeds of the offering are expected to be approximately $51.8 million. Plastipak stated that it intends to use the net proceeds of the offering for general corporate purposes, including working capital, capital expenditures and technology development.

The Senior Notes will be sold through a private offering within the United States to qualified institutional buyers and outside the United States to certain non-U.S. investors.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

For additional information please contact Michael J. Plotzke, CFO of Plastipak Holdings, Inc. at 734-455-3600.